Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Financial Highlights

  Net sales were $181.3 million, an increase of 0.6 percent compared to Q1 2014. Excluding currency effects, net sales increased 7.0 percent (see Table 1).
  Adjusted EBITDA for Q1 2015 was $41.5 million, compared to $37.8 million in Q1 2014 (see Tables 6 and 7).
  Q1 2015 income attributable to the Company was $0.38 per share. Earnings were reduced by restructuring charges of $0.18 and income tax adjustments of $0.01, and were increased by foreign currency revaluation gains of $0.10 and a gain on the sale of an investment of $0.02 (see Table 10).
  Q1 2014 income attributable to the Company was $0.33 per share. Earnings were reduced by restructuring charges of $0.02 and income tax adjustments of $0.03, and were increased by foreign currency revaluation gains of $0.01 (see Table 10).

ROCHESTER, N.H.--(BUSINESS WIRE)--May 4, 2015--Albany International Corp. (NYSE:AIN) reported Q1 2015 income attributable to the Company of $12.2 million, including charges of $0.2 million for income tax adjustments. Income attributable to the Company in Q1 2014 was $10.6 million, including unfavorable income tax adjustments of $1.1 million.

Income before taxes in Q1 2015 was $20.8 million, including restructuring charges of $9.0 million, gains of $5.4 million from foreign currency revaluation, and a gain of $0.9 million related to the sale of an investment that had been written off in a prior year. Income before taxes in Q1 2014 was $18.2 million, including restructuring charges of $1.2 million and foreign currency revaluation gains of $0.3 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	March 31,		Percent	Translation	Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$158,494	$164,088	-3.4%	($11,317)	3.5%
Albany Engineered Composites (AEC)	22,830	16,219	40.8%	(337)	42.8%
Total	$181,324	$180,307	0.6%	($11,654)	7.0%

Changes in currency translation rates, driven mainly by the strengthening U.S. dollar, resulted in an $11.7 million decline in sales for the first quarter of 2015. Excluding that effect, MC sales were up 3.5 percent compared to Q1 2014, reflecting strength in every major region. AEC sales in Q1 2015 increased $6.6 million compared to Q1 2014. About half of AEC sales were related to LEAP production activities, which were $4.6 million ahead of a weak Q1 2014, when sales were affected by a temporary lag due to start-up and inventory effects.

Q1 2015 gross profit was $76.7 million, or 42.3 percent of net sales, compared to $74.8 million, or 41.5 percent of net sales, in the same period of 2014. MC gross profit increased from $73.9 million, or 45.0 percent of net sales, in Q1 2014 to $75.3 million, or 47.5 percent of net sales, in Q1 2015. Changes in currency rates had a negative effect on Q1 2015 MC gross profit which was more than offset by higher sales volume, a favorable product mix, and the impact of cost-reduction activities. AEC gross profit increased from $1.3 million in Q1 2014 to $1.8 million in Q1 2015 due to higher sales.

Selling, technical, general, and research (STG&R) expenses were $47.5 million, or 26.2 percent of net sales, in the first quarter of 2015, including income of $2.9 million related to the revaluation of nonfunctional-currency assets and liabilities. Excluding the impact of revaluation, STG&R was 27.8 percent of sales in the first quarter of 2015. In Q1 2014, STG&R expenses were $53.0 million, or 29.4 percent of net sales, including losses of $0.2 million related to the revaluation of nonfunctional-currency assets and liabilities.

The following table presents expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	March 31,
(in thousands)	2015	2014
Machine Clothing	$4,796	$4,838
Albany Engineered Composites	2,873	2,318
Corporate expenses	294	192
Total	$7,963	$7,348

The following table summarizes first-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	March 31,
(in thousands)	2015	2014
Machine Clothing	$35,689	$36,142
Albany Engineered Composites	(3,811)	(3,475)
Corporate expenses	(11,729)	(12,066)
Total	$20,149	$20,601

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Restructuring expense in Q1 2015 was principally related to the Company’s plan to discontinue manufacturing operations at its press fabric manufacturing facility in Göppingen, Germany, which was announced in February 2015. The charge recorded in Q1 2015 represents an estimate of severance costs related to this announcement. Annual savings from this restructuring, likely to be fully realized by Q1 2016, are estimated to be $4-$5 million.

Table 4
	Expenses/(gain) in Q1 2015		Expenses/(gain) in Q1 2014
	resulting from		resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$9,001	($2,923)	$862	$152
Albany Engineered Composites	-	(17)	320	38
Corporate expenses	-	(4)	-	-
Total	$9,001	($2,944)	$1,182	$190

Q1 2015 Other income/expense, net, was income of $3.3 million, including gains related to the revaluation of nonfunctional-currency balances of $2.4 million, and a gain of $0.9 million related to the sale of the Company’s total equity investment in an unaffiliated company. The value of this investment was written off in 2004. Q1 2014 Other income/expense, net, was income of $0.5 million, including gains related to the revaluation of nonfunctional-currency balances of $0.5 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	March 31,
(in thousands)	2015	2014
Operating income	$2,944	($190)
Other income/(expense), net	2,427	505
Total	$5,371	$315

The Company ’s income tax rate, excluding tax adjustments, was 40.0 percent for Q1 2015, compared to 35.0 percent for the same period of 2014. The increase in the tax rate for Q1 2015 was due primarily to the impact of restructuring charges in Germany, where the Company is unable to record a tax benefit related to the expense. Discrete tax charges increased income tax expense by $0.2 million in 2015, and $1.1 million in 2014.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended March 31, 2015		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$35,689	($3,811)	($19,639)	$12,239
Interest expense, net	-	-	2,676	2,676
Income tax expense	-	-	8,519	8,519
Depreciation and amortization	10,205	2,995	2,154	15,354
EBITDA	45,894	(816)	(6,290)	38,788
Restructuring and other, net	9,001	-	-	9,001
Foreign currency revaluation (gains)/losses	(2,923)	(17)	(2,431)	(5,371)
Gain on sale of investment	-	-	(872)	(872)
Pretax income attributable to noncontrolling interest in ASC	-	(26)	-	(26)
Adjusted EBITDA	$51,972	($859)	($9,593)	$41,520

Table 7
Three Months ended March 31, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$36,142	($3,475)	($21,974)	$10,693
Interest expense, net	-	-	2,918	2,918
Income tax expense	-	-	7,457	7,457
Depreciation and amortization	11,455	2,322	2,131	15,908
EBITDA	47,597	(1,153)	(9,468)	36,976
Restructuring and other, net	862	320	-	1,182
Foreign currency revaluation (gains)/losses	152	38	(505)	(315)
Pretax income attributable to noncontrolling interest in ASC	-	(59)	-	(59)
Adjusted EBITDA	$48,611	($854)	($9,973)	$37,784

Capital spending for equipment and software was $12.2 million for Q1 2015, including $6.2 million for Engineered Composites. Depreciation and amortization was $15.4 million for Q1 2015 compared to $15.9 million for Q1 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt (total debt less cash) increased $19 million to $112 million (see Table 11), with total cash of $171 million negatively affected by about $9 million due to unfavorable changes in foreign currency rates as compared to the end of Q4, incentive compensation payments which typically occur in the first quarter of each year, and higher accounts receivable and inventory. The Company’s leverage ratio, as defined in our primary debt agreements, decreased from 1.30 at the end of 2014 to 1.28 at the end of Q1. Capital expenditures in Q1 were $12 million, and we continue to estimate full-year spending in 2015 to be $65 to $75 million. Cash paid for income taxes was about $7 million in Q1, and we estimate cash taxes in 2015 to range from $20 million to $23 million.

“During Q1, the Company recorded about $5 million of foreign currency revaluation gains. As discussed last quarter, the primary exposures are in Europe and they relate to the monthly revaluation of cash and trade and intercompany receivables and payables. Regarding the currency impact of translating sales and expenses to U.S. dollars, net sales were negatively impacted by the broadly stronger U.S. dollar. However, since the Company also has foreign currency expense exposures which help to offset the impact of a decline in sales, currency did not have a significant impact on Q1 Adjusted EBITDA.”

CEO Comments

President and CEO Joe Morone said, “Q1 2015 was an outstanding quarter for Albany International. In comparison to a strong Q1 2014, sales excluding currency effects improved by 7 percent; Adjusted EBITDA improved by 10 percent. MC had an exceptional quarter across the board, and AEC continued to make good progress toward the LEAP ramp and development of the next generation of new products.

“As we have mentioned many times, because of seasonal factors, the first half of the year for MC is generally stronger than the second half. In a normal business cycle, sales tend to be strong in Q1, peak in Q2, and then weaken in the second half of the year. Gross margin typically peaks in the first quarter, and then for a variety of reasons – for example, annual salary increases in North America go into effect in April – declines as the year progresses. So we ordinarily expect relatively good sales and gross margin in Q1, but even with this expectation, this was a very good start to the year. Sales were strong in every region, particularly in Europe and Asia. A number of factors contributed, most notably the relatively healthy U.S. economy, improvement in the European economy, and strong new product performance in just about every major product line. We were also encouraged in Q1 by progress in the development of our new technology platform both in pre-commercial trials and actual performance in early commercial applications.

“Q1 was also a strong quarter for AEC. Sales were in line with our expectations, and much stronger than a year ago, when LEAP revenue was held back by inventory and plant start-up effects. We made important strides in Q1 toward LEAP production readiness, even as orders for LEAP continue to grow. On the R&D front, we continue to be encouraged by progress in each of our two major application areas – aircraft engine and airframe components – as well as in our probe into the automotive market.

“As for our operations in Boerne, Texas, two important programs for Rolls-Royce, long in development, are now entering into production: composite components for the LiftFan® on the Joint Strike Fighter and for the BR725, the engine that powers the Gulfstream 650. Together these two account for over half of Boerne’s roughly $25 million of annualized sales. We are meeting critical delivery and yield targets for both these programs. The contract for the BR725 program, which was signed in 2007, sets very aggressive pricing levels. We will have to pay careful attention in the coming quarters to the projected life-of-program profitability as we gain more production experience.

“Turning to our outlook, in MC the same factors that contributed to the good Q1 sales should hold in Q2. The one exception is China, where the paper industry is still suffering from the combination of a slowing economy, weak exports, and overcapacity. Even though our sales there were strong in Q1, our customers in the packaging market took prolonged downtimes, which hurt our Q1 orders and will thus hold back Q2 sales.

“Apart from this softness in China, we expect Q2 to conform to the normal seasonal pattern: sales should be strong and, excluding currency effects, roughly comparable to the strong sales in Q2 2014; gross margins should seasonally weaken; and Adjusted EBITDA should be roughly comparable to Q2 2014.

“In AEC, our overall outlook, both short- and long-term, remains unchanged. For 2015, we continue to expect revenue to be 5-10 percent ahead of last year, with intense focus on preparing for the LEAP ramp. As has been the case for the past five quarters, we expect choppiness in revenue from quarter to quarter, as production levels in our LEAP plants respond to short-term shifts in demand for parts for engine tests and for periodic production runs to assess our readiness to ramp.

“In sum, Q1 2015 was a very strong quarter, marked by outstanding across-the-board performance in MC, and continued progress in AEC toward the LEAP ramp. Our outlook for Q2 is for comparable performance to a strong Q2 2014. And, given the continued growth in LEAP orders, the steady progress by AEC in new product development, and the promising results from initial applications of our new technology platform in MC, we continue to be optimistic about the long-term, technology-enabled outlook for both businesses.”

The Company plans a webcast to discuss first-quarter 2015 financial results on Tuesday, May 5, 2015, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 10 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods.

While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, insurance-recovery gains, and gains or losses from sales of buildings or investments have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the estimated effective annual tax rate and the weighted average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 8
Three Months ended March 31, 2015
	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net	$9,001	$3,420	$5,581	$0.18
Foreign currency revaluation gains	5,371	2,041	3,330	0.10
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	219	219	0.01

Table 9
Three Months ended March 31, 2014
	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net credit	$1,182	$414	$768	$0.02
Foreign currency revaluation gains	315	110	205	0.01
Net discrete income tax charge	-	1,104	1,104	0.03

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 10
	Three months ended
	March 31,
Per share amounts (Basic)	2015	2014
Net income attributable to the Company, as reported	$0.38	$0.33
Adjustments:
Restructuring charges, net	0.18	0.02
Discrete tax charge/(credit)	0.01	0.03
Foreign currency revaluation (gains)/ losses	(0.10)	(0.01)
Gain on the sale of investment	(0.02)	-
Net income attributable to the Company, excluding adjustments	$0.45	$0.37

The following table contains the calculation of net debt:

Table 11
	March 31,	December 31,	September	June 30,	March 31,	December 31,
(in thousands)	2015	2014	30, 2014	2014	2014	2013
Notes and loans payable	$496	$661	$551	$692	$797	$625
Current maturities of long-term debt	50,015	50,015	15	1,265	2,514	3,764
Long-term debt	232,092	222,096	283,100	283,104	299,108	300,111
Total debt	282,603	272,772	283,666	285,061	302,419	304,500
Cash	170,838	179,802	195,461	206,836	208,379	222,666
Net debt	$111,765	$92,970	$88,205	$78,225	$94,040	$81,834

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2015 and in future years; expectations in 2015 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2015	2014

Net sales	$181,324	$180,307
Cost of goods sold	104,640	105,498

Gross profit	76,684	74,809
Selling, general, and administrative expenses	35,233	39,157
Technical, product engineering, and research expenses	12,301	13,869
Restructuring and other, net	9,001	1,182

Operating income	20,149	20,601
Interest expense, net	2,676	2,918
Other (income)/expenses, net	(3,285)	(467)

Income before income taxes	20,758	18,150
Income tax expense	8,519	7,457

Net income	12,239	10,693
Net income attributable to the noncontrolling interest	26	72
Net income attributable to the Company	$12,213	$10,621

Earnings per share attributable to Company shareholders - Basic	$0.38	$0.33

Earnings per share attributable to Company shareholders - Diluted	$0.38	$0.33

Shares of the Company used in computing earnings per share:
Basic	31,882	31,786
Diluted	31,972	31,892

Dividends per share	$0.16	$0.15

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$170,838	$179,802
Accounts receivable, net	163,409	158,237
Inventories	104,820	107,274
Deferred income taxes	6,576	6,743
Prepaid expenses and other current assets	10,412	8,074
Total current assets	456,055	460,130

Property, plant and equipment, net	380,864	395,113
Intangibles	328	385
Goodwill	65,724	71,680
Income taxes receivable and deferred	65,732	69,540
Other assets	32,916	32,456
Total assets	$1,001,619	$1,029,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$496	$661
Accounts payable	36,361	34,787
Accrued liabilities	88,987	95,149
Current maturities of long-term debt	50,015	50,015
Income taxes payable and deferred	1,810	2,786
Total current liabilities	177,669	183,398

Long-term debt	232,092	222,096
Other noncurrent liabilities	98,496	103,079
Deferred taxes and other credits	6,918	7,163
Total liabilities	515,175	515,736

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,175,813
in 2015 and 37,085,489 in 2014	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2015 and 2014	3	3
Additional paid in capital	420,493	418,972
Retained earnings	463,238	456,105
Accumulated items of other comprehensive income:
Translation adjustments	(92,653)	(55,240)
Pension and postretirement liability adjustments	(49,679)	(51,666)
Derivative valuation adjustment	(1,240)	(861)
Treasury stock (Class A), at cost 8,459,498 shares
in 2015 and 2014	(257,481)	(257,481)
Total Company shareholders' equity	482,718	509,869
Noncontrolling interest	3,726	3,699
Total equity	486,444	513,568
Total liabilities and shareholders' equity	$1,001,619	$1,029,304

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended
	March 31,

	2015	2014
OPERATING ACTIVITIES
Net income	$12,239	$10,693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,524	14,107
Amortization	1,830	1,801
Change in long-term liabilities, deferred taxes and other credits	(277)	(214)
Provision for write-off of property, plant and equipment	152	1
Gain on disposition of assets	(1,056)	-
Excess tax benefit of options exercised	(261)	(39)
Compensation and benefits paid or payable in Class A Common Stock	576	542

Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	(13,699)	10,964
Inventories	(3,070)	(8,996)
Prepaid expenses and other current assets	(2,705)	(2,148)
Income taxes prepaid and receivable	84	21
Accounts payable	3,512	(1,294)
Accrued liabilities	(1,587)	(12,849)
Income taxes payable	(398)	(1,710)
Other, net	(2,455)	(2,031)
Net cash provided by operating activities	6,409	8,848

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12,211)	(14,603)
Purchased software	(33)	(294)
Proceeds from sale of assets	2,797	-
Net cash used in investing activities	(9,447)	(14,897)

FINANCING ACTIVITIES
Proceeds from borrowings	15,274	4,435
Principal payments on debt	(5,443)	(6,516)
Proceeds from options exercised	685	126
Excess tax benefit of options exercised	261	39
Dividends paid	(5,098)	(4,765)
Net cash provided by/(used in) financing activities	5,679	(6,681)

Effect of exchange rate changes on cash and cash equivalents	(11,605)	(1,557)

Decrease in cash and cash equivalents	(8,964)	(14,287)
Cash and cash equivalents at beginning of period	179,802	222,666
Cash and cash equivalents at end of period	$170,838	$208,379

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com